Exhibit 5
April 20, 2010
SigmaTron International, Inc.
2201 Landmeier Road
Elk Grove Village, Illinois 60007

Re:	Registration Statement on Form S-8 SigmaTron International, Inc.
Ladies and Gentlemen:
          As legal counsel to SigmaTron International, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about April 21, 2010 in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, par value $0.01 per share, (the “Shares”) issuable pursuant to the Company’s 2004 Directors’ Stock Option Plan and 2004 Employee Stock Option Plan (the “Plans”). The facts, as we understand them, are set forth in the Registration Statement.
          With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
          A. The Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware;
          B. The Amended and Restated Bylaws of the Company;
          C. Resolutions of the Board of Directors of the Company, adopted at a meeting on July 20, 2004, authorizing the issuance of the Shares and adopting the Plans;
          D. The Plans;
          E. Minutes of the September 17, 2004 Annual Meeting of Stockholders of the Company, at which the stockholders approved the Plans as adopted by the Board of Directors;
          F. The Registration Statement.
          Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through F above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the Plans, will be validly issued, fully paid, and nonassessable.
          We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
Greenberg Traurig, LLP | Attorneys at Law | 77 West Wacker Drive, Suite 3100 | Chicago, Illinois 60601 | Tel. 312.456.8400 | Fax 312.456.8435
ALBANY
AMSTERDAM
ATLANTA
BOCA RATON
BOSTON
CHICAGO
DALLAS
DELAWARE
DENVER
FORT LAUDERDALE
HOUSTON
LAS VEGAS
LOS ANGELES
MIAMI
NEW JERSEY
NEW YORK
ORANGE COUNTY, CA
ORLANDO
PHILADELPHIA
PHOENIX
SACRAMENTO
SAN FRANCISCO
SILICON VALLEY
TALLAHASSEE
TAMPA
TOKYO
TYSONS CORNER
WASHINGTON, D.C.
WEST PALM BEACH
ZURICH
www.gtlaw.com

SigmaTron International, Inc.
April 20, 2010

          We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,
/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP